UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2020 (December 8, 2020)

HC2 HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35210	54-1708481
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 Park Avenue, 29th Floor
New York, NY 10022
(Address of principal executive offices)

(212) 235-2690
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	HCHC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On December 8, 2020, HC2 Holdings, Inc. (the “Company”) received from representatives of Continental General Holdings LLC (the “Buyer”), an affiliate of Michael Gorzynski, a director and beneficial owner of approximately 6.6% of the Company’s outstanding common stock, a non-binding indication of interest for the potential acquisition by the Buyer of the insurance segment of the Company (the “Indication of Interest”). The Company’s insurance segment is comprised of Continental Insurance Group Ltd. and its indirect, wholly-owned subsidiaries Continental General Insurance Company and Continental LTC Inc. (collectively, “Continental”). Prior to the receipt of the Indication of Interest, the board of directors of the Company (the “Board”) waived certain standstill provisions contained in that certain Cooperation Agreement, dated as of May 13, 2020, by and among the Company, MG Capital Management Ltd., Percy Rockdale LLC and Rio Royal LLC (each, an affiliate of Mr. Gorzynski), as amended.

The Indication of Interest currently contemplates a total potential transaction value of approximately $90 million, subject to certain adjustments, consisting of, among other things, a combination of $65 million in cash and the transfer to HC2 (or cancellation) and/or modification of the terms of certain HC2 and HC2-affiliate securities owned by Continental.

The Indication of Interest contemplates a request for a 30-day exclusivity period, although the Company has advised the Buyer that it is not prepared to enter into an exclusivity agreement with respect to the transactions contemplated by the Indication of Interest at this time.

The Indication of Interest states that the transactions contemplated thereby are expected to be conditioned on, among other things, receipt of all necessary regulatory approvals (including approval by the Texas Department of Insurance), receipt of other required consents and approvals, receipt of a fairness opinion and approval by the Board.

The Board intends to engage a financial advisor, following which time it expects to carefully evaluate the Indication of Interest and, if appropriate, negotiate with representatives of the Buyer. Mr. Gorzynski, Executive Chairman of Continental in addition to his role as an HC2 director, and Kenneth Courtis, an HC2 director, are recusing themselves from Board deliberations on this matter. The Company is not in a position to make any prediction at this time as to its response to the Buyer or any outcome relating to the Indication of Interest. There can be no assurance that any proposal or binding offer will be made or accepted, that any definitive agreement will be executed (or the timing or final terms thereof), or that any transaction will be consummated in connection with the Indication of Interest.

On December 10, 2020, the Company issued a press release, announcing, among other things, the Company’s receipt of the Indication of Interest. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Forward Looking Statements

This Current Report contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements regarding the Indication of Interest and the transactions contemplated thereby, all of which involve risks, assumptions and uncertainties, many of which are outside of the Company’s control, and are subject to change. Accordingly, no assurance can be given that any proposal or binding offer will be made or accepted, or that any transaction will be consummated on the terms contained in the Indication of Interest, or at all. All forward-looking statements speak only as of the date made, and unless legally required, HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the Company’s filings with the U.S. Securities and Exchange Commission, including its most recently filed Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, for additional information about the risks and uncertainties related to the Company’s business that may affect the forward-looking statements made in this Current Report.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated December 10, 2020, issued by HC2 Holdings, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 10, 2020

HC2 Holdings, Inc.

By:	/s/ Michael J. Sena
Name: Michael J. Sena
Title: Chief Financial Officer